Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 3 to Registration Statement No. 333-127405 of CB Richard Ellis Realty Trust on Form S-11 of our report dated September 28, 2007 on the historical statement of revenues and direct operating expenses of Bolingbrook Point III building for the year ended December 31, 2006, appearing in the Prospectus, which is re-filed herewith as part of the Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP

Newport Beach, California

October 17, 2007